Exhibit 99.2

Comparison in Setting Compensation

The Trust compares the compensation of NEOs against other companies in its industry, but due to the diversification and geographic focus there is not a true peer group. In this process, the Trust looks at the following elements of compensation: base salary, annual incentive awards and the value of long-term incentive awards.

Base salaries, short-term and long-term incentive targets were compared to similarly situated executive officers employed by companies in the NAREIT compensation survey and a diversified group of 15 public REITs. The companies in the selected group were not necessarily all the same size but they were competitors with the Trust for both employees and business. The 15 companies were:

Brandywine Realty Trust	Federal Realty Investment Trust	Mack-Cali Realty Corp.

Camden Property Trust	First Industrial Realty Trust Inc.	Post Properties Inc.

Duke Realty Corporation	First Potomac Realty Trust	Regency Centers Corp.

EastGroup Properties Inc.	Home Properties Inc.	Saul Centers Inc.

Equity Residential	Liberty Property Trust	UDR, Inc.

The compensation data utilized from the NAREIT survey and group analysis is selected based on jobs of similar scope and complexity.

Compensation Program

The components of the Trust’s current executive compensation program consist of (1) annual base salary, (2) annual incentive compensation (short-term incentive plan), (3) long-term equity incentive compensation and (4) defined contribution plan, deferred compensation and perquisites. Long-term equity incentive compensation for NEOs currently consists of grants of restricted share units and performance share units.

The Trust establishes the amount and mix of base and variable compensation in part by referencing the prevalence of each element and the level of compensation that is provided in the market by executive level and position. The Trust considers market practices in light of its objective of having a performance-focused total compensation program. In addition, it considers the relative value of each executive management position to the achievement of the Trust’s overall business objectives. In considering the total package of compensation, the Trust considers the internal relationships of pay across all executive positions.

A. Base Salary

The Trust views a competitive base salary as an important component to attract and retain executive talent. Base salaries also serve as the foundation for the corporate short-term incentive plan and long-term incentive plan, which express award opportunities as a percentage of base salary. The Trust views base salary as a primary component of executive compensation. Base salaries, as discussed above, are determined by a comparison to similarly situated executive officers employed by companies in the NAREIT compensation survey and a diversified group of 15 public REITs. The Trust considers financial performance when evaluating proposed salary budgets and future salary increases. Based on the fair value of equity awards granted to the NEOs in 2007 and the base salary of the NEOs, salary accounted for approximately 21% of the total compensation of the NEOs while incentive and other compensation accounted for approximately 79% of the total compensation. Salary recommendations are reviewed and approved annually by the Compensation Committee.

B. Short-Term Incentive

The short-term incentive plan links pay to performance results and is intended to enable the Trust to attract and retain talented officers and provide an incentive to achieve objective annual performance targets.

The short-term incentive plan provides for the annual payment of cash bonuses based upon the Trust’s achievement of its annual targets for funds from operations (FFO) per share and earnings before interest, taxes, depreciation and amortization (EBITDA). FFO per share is the most commonly accepted and reported measure of REIT operating performance. FFO is equal to a REIT’s net income, excluding gains or losses from sales of property, plus real estate depreciation. FFO per share and EBITDA are weighted 50% each, and actual results for these measures are compared to targets. Performance targets are proposed in the preceding year by management and evaluated and approved by the Board of Trustees.

The combined financial results may then be adjusted, depending upon the condition of the market environment, in the event that WRIT significantly underperforms or outperforms its targets based on market factors unforeseen at the time the targets are set. The application of market factors is subject to the Compensation Committee’s discretion to recognize unique market conditions. Any payout under a negative growth scenario is subject to Board discretion. In addition, there is a discretionary override option when determining incentive payouts that allows the Board to adjust a payout upward or downward to recognize individual contributions to the organization.

In setting performance goals, the Trustees review the Trust’s annual business plan as a starting point and consider the potential for achieving the business plan in setting performance goals. Based upon the historical volatility of the market, the Trust believes that these goals are difficult to achieve.

For 2007, individual target awards were a percent of base salary for the CEO (100%), Executive Vice Presidents (75%), Senior Vice Presidents (65%) and Managing Directors (50%). Actual awards can range from 0% to a maximum of 200% of the target award based on performance relative to goals with a threshold award level of 50% of target incentive. Results of the two performance measures are combined and if actual performance is below 95% of target performance, no bonuses will be paid pursuant to the program. The maximum award can be earned if actual performance meets or exceeds 110% of target performance. The actual payout amounts for 2007 are presented in the Summary Compensation Table within this proxy statement.

Each December, at the request of the Committee, an internal audit is performed to review management’s calculations for the short-term and long-term incentive plans to confirm that they comply with the plan.

C. Long-Term Incentives

The Trust considers long-term equity incentive compensation to be critical to the alignment of executive compensation with shareholder value creation. Therefore, a market competitive long-term incentive component is an integral part of the Trust’s overall executive compensation program. Beginning in 2007, the Trust’s long-term equity incentive compensation awards are made pursuant to the Washington Real Estate Investment Trust 2007 Omnibus Long-Term Incentive Plan and are generally awarded in December of each year.

The CEO and other officers are eligible for a target award designed to deliver a targeted value consistent with the compensation philosophy. New awards will be granted each year. For 2007, long-term incentive targets were established as a percent of salary for the CEO (150%), Executive Vice Presidents (125%), Senior Vice Presidents (100%) and Managing Directors (75%). The compensation expense for the long-term incentive awards for 2007 is presented in the Summary Compensation Table within this proxy statement.

The Trust’s long-term equity incentive compensation consists of a mixture of performance share units (2/3) and restricted share units (1/3). The Trust believes that performance share units provide increased incentive to achieve identified performance goals and that restricted share units support the Trust’s goal of executives having an ownership position in the Trust while encouraging their long-term retention.

(i) Restricted Share Units

Restricted share units provide plan participants with an underlying value in the Trust’s shares. Restricted share unit awards vest with the passage of time over five years, with 20% vesting on each anniversary of the date of the grant, provided the participant remains employed with the Trust. Restricted share units are converted to Shares and delivered to the participant after they fully vest. The vesting schedule is intended to promote retention since an NEO will likely consider the forfeiture of unvested restricted share units in weighing other employment opportunities. If a participant leaves for any reason other than death, disability, retirement, layoff or change in control before vesting, the unvested restricted share units are forfeited. A participant who dies, becomes disabled, retires, is terminated due to layoff or is employed upon a change in control of the Trust will become fully vested in the shares upon the effective date of such events.

For unvested and vested restricted share units, an amount equal to the dividends granted on the Trust’s Shares is paid in cash at the same time dividends on Shares are paid.

(ii) Performance Share Units

The number of performance share units delivered is a function of the Trust’s performance versus targeted FFO and EBITDA goals, subject to cliff vesting after a three year period. These measures are weighted 50% each and actual results for these measures are compared to targets. Performance targets will be set on an annual basis; however, the plan is based on forward-looking cumulative performance over three years. Any payout under a negative growth scenario is subject to Board discretion.

In setting performance goals, the Trustees review the Trust’s annual business plan as a starting point and consider the potential of achieving the business plan in setting performance goals. Based upon the historical volatility of the market, the Trust believes that these goals are difficult to achieve.

Actual awards can range from 0% to a maximum of 200% of the target award based on performance relative to goals. Results of the two performance measures are first combined and if actual performance is below or equal to 90% of target performance, no incentives will be paid pursuant to the program, and the maximum award can be earned if actual performance meets or exceeds 110% of target performance.

Performance share units are converted to common shares and delivered to the participant after the three-year performance period. An amount equal to the dividends granted on the Trust’s Shares is paid in cash at the end of the performance period based on the Shares awarded.

D. Retirement, Deferred Compensation and Perquisites

(i) Supplemental Executive Retirement Plan

Because the U.S. Internal Revenue Code limits the benefits that would otherwise be provided by the Trust’s qualified retirement programs, the Trust provides a Supplemental Executive Retirement Plan (“SERP”) for the benefit of the NEOs. In November 2005, the Board of Trustees approved the establishment of a SERP for the benefit of the NEOs, other than the retiring CEO. This is a defined contribution plan under which, upon a participant’s termination of employment from the Trust for any reason other than death, discharge for cause or total and permanent disability, the participant will be entitled to receive a benefit equal to the participant’s accrued benefit times the participant’s vested interest. We account for this plan in accordance with EITF 97-14,

“Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust and Invested” and SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” whereby the investments are reported at fair value, and unrealized holding gains and losses are included in earnings. For the years ended December 31, 2007 and 2006, we recognized current service cost of $245,000 and $269,000, respectively. This plan supersedes the split dollar life insurance plan terminated in April 2006. The Company terminated the split dollar agreements and regained ownership of the policies.

The Trust also established a SERP effective July 1, 2002 for the benefit of the retiring CEO. Under this plan, upon the retiring CEO’s termination of employment from the Trust for any reason other than death or discharge for cause he is entitled to receive an annual benefit equal to his accrued benefit times his vested interest. We account for this plan in accordance with SFAS No. 87, “Employers’ Accounting for Pensions,” whereby we accrue benefit cost in an amount that resulted in an accrued balance at the end of the retiring CEO’s employment in 2007 which was not less than the present value of the estimated benefit payments to be made. At December 31, 2007 the accrued benefit liability was $1.8 million. For the three years ended December 31, 2007, 2006 and 2005, we recognized current service cost of $253,000, $467,000 and $419,000, respectively. On December 31, 2006, WRIT adopted the recognition and disclosure provisions of SFAS No. 158. SFAS No. 158 required the Trust to recognize the funded status (i.e., the difference between the fair value of plan assets and the projected benefit obligations) of its pension plan in the December 31, 2006 statement of financial position, with a corresponding adjustment to accumulated other comprehensive income, net of tax. Because the retiring CEO’s SERP is unfunded, the adoption of SFAS No. 158 did not have an effect on the Trust’s consolidated financial condition at December 31, 2006, or for any prior period presented and it will not affect the Trust’s operating results in future periods. The Trust currently has an investment in corporate owned life insurance intended to meet the SERP benefit liability for the retiring CEO. Benefit payments to the retiring CEO will begin in 2008.

(ii) Deferred Compensation Plans

The Trust allows officers to voluntarily defer salary and short-term awards as part of the Trust’s nonqualified deferred compensation plan. The former CEO is the only participant of this plan which has been effective since January 1, 2000. In this plan, salary deferrals and short-term incentive plan are credited with earnings of 7.5%. In addition, this plan has a retirement account which accrues 2.5% in earnings based on the deferrals which is payable upon retirement (defined as age 70), upon total and permanent disability or within a 24 month period following a change in control. The plan is unfunded and payments are to be made out of the general assets of the Trust. The deferred compensation liability was $1.1 million at December 31, 2007. As of December 31, 2006, this plan no longer accepted future deferral commitments.

Beginning in 2007, the Trust adopted a new plan that allows officers to voluntarily defer salary and short-term incentive awards. Salary deferrals will be credited during the year with earnings based on 10-Year U.S. Treasury Securities as of the first business day of the year. Short-term incentive awards are deferred in the deferred compensation plan as restricted share units, with a 25% match of restricted share units on the deferred amount. The 25% match cliff vests after three years. Short-term incentive deferrals and matching contributions will increase and decrease in value as the Trust’s shares increase or decrease. Participants may elect to defer receipt of payments to the earliest of (i) a specified distribution date that is at least three years from the last day of the year in which the deferral amounts were earned, (ii) the date the participant terminates employment from the Trust, (iii) the participant’s death, (iv) the date the participant sustains total and permanent disability, or (v) a change in control. The plan is unfunded and payments are to be made out of the general assets of the Trust.

(iii) Perquisites

Named executive officers participate in other employee benefit plans generally available to all employees on the same terms. In addition, the named executive officers are provided with supplemental life insurance and some are granted an automobile allowance. The Committee believes that these benefits are reasonable and consistent with its overall compensation program to better enable the Trust to attract and retain key employees. For information on benefits and perquisites, see footnotes to Summary Compensation Table.

Change In Control Termination Agreements

The change in control agreements with the NEOs discussed below provide for payments and benefits in the event of termination due to a change in control (as defined in these agreements). The basic rationale for such change in control protections is to diminish the potential distractions due to personal uncertainties and risks that inevitably arise when a change in control is threatened or pending.

The termination benefits payable in connection with a change in control require a “double trigger” – which means that (a) there is a “change in control” (as that term is defined in the NEO’s change in control agreement) and (b) after the change in control, the covered NEO’s employment is “involuntarily terminated” but not for “cause” (as both terms are defined in the agreement) within 24 to 36 months of the change in control (as such period is specified in the covered NEO’s agreement). A double trigger was selected to enhance the likelihood that an executive would remain with the Trust after a change in control because the executive would not receive the change in control payments and benefits if he or she voluntarily resigned after the change in control. Thus, the executive is protected from actual or constructive dismissal after a change in control and any new controlling party or group is better able to retain the services of a key executive.

Change In Control Termination Benefits

The formula to calculate the Change in Control Benefit is similar for each of the NEOs, with the variable being whether the benefit will be paid for 24 or 36 months. All of the Change in Control Agreements require that the NEO’s employment with the Trust or its successor to be involuntarily terminated by the Trust or its successor not for cause or by the NEO for “good reason”, and that such termination occur within the 24 or 36 months of the Change in Control. The formula is as follows:

A. A continuation of base salary at the rate in effect as of the termination date for a period based on the levels below:

• Chief Executive Officer	36 months
• Executive Vice Presidents	24 months
• Senior Vice Presidents	24 months

B. Payment of an annual bonus for each calendar year or partial calendar in which the NEO receives salary continuation as described above, in an amount equal to the average annual short-term incentive compensation received during the three years prior to the involuntary termination.

C. The Trust will pay the full cost to continue coverage under the Trust’s group health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the period of time NEO receives salary continuation up to a maximum of 18 months or until NEO obtains other comparable coverage, whichever is sooner.

D. Immediate vesting in all unvested share grants, restricted share units and performance shares units granted to NEO under the Trust’s long-term incentive plan and immediate vesting in the SERP and Deferred Compensation Plans.

E. If the NEO is subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code, the NEO will receive a tax gross-up payment. The intention is to place the NEO in the same position for federal and local income tax purposes as if Section 4999 of the Internal Revenue Code had no application to the NEO.

For detailed information on these payments, see Potential Payments Upon Change of Control table on page 21.